                                                                    Exhibit 99.1

This Form 4 is filed on behalf of (i) Timothy C. Draper, a United States citizen
("Draper"); (ii) John H. N. Fisher, a United States citizen ("Fisher") (iii)
Stephen T. Jurvetson, a United States citizen ("Jurvetson"), (iv) Draper Fisher
Jurvetson Fund VI, L.P., a California limited partnership; (v) Draper Fisher
Jurvetson Management Company VI, LLC, a California limited liability company, and (vi) Draper Fisher Jurvetson Partners VI, LLC, a California limited liability company.

Relationships:
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(1) Draper Fisher Jurvetson Fund VI, L.P. is a California limited partnership
("Fund VI").

(2) Draper Fisher Jurvetson Management Company VI, LLC (the "General Partner")
is the general partner of Fund VI. The Managing Members of the general partner of Fund VI are Messrs. Draper, Fisher and Jurvetson.

(3) Draper Fisher Jurvetson Partners VI, LLC (the "Side Fund") is a side-by-side fund of Fund VI. The Managing Members of the Side Fund are Messrs. Draper,
Fisher and Jurvetson. Decisions with respect to Side Fund securities are made automatically in conjunction with decisions by Fund VI.

Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held directly by Fund VI, the General Partner of Fund VI and the Side Fund to
Fund VI, except to the extent of their pecuniary interest therein.